Exhibit 99.1

Ascent Solar Prices Public Offering of Common Stock

September 19, 2012

THORNTON, Colo.--(BUSINESS WIRE)-- Ascent Solar Technologies, Inc. (NASDAQ:ASTI), a developer of state-of-the-art, flexible thin-film photovoltaic modules, announced today the pricing of its previously announced underwritten public offering. The company is offering 9,166,700 shares of its common stock at $1.20 per share to the public. The gross proceeds from the offering are expected to be approximately $11.0 million, prior to deducting the underwriting discount and estimated offering expenses payable by Ascent. Ascent has granted the underwriter a 45-day option to purchase at the public offering price up to an aggregate of 1,375,005 additional shares of common stock to cover over-allotments, if any. The offering is expected to settle and close on or about September 25, 2012, subject to customary closing conditions.

Aegis Capital Corp. is acting as the sole book-running manager for this offering.

This offering was made pursuant to an effective shelf registration statement on file with the Securities and Exchange Commission. A preliminary prospectus supplement related to the offering has been filed with the SEC and is available on the SEC’s website at www.sec.gov. Copies of the preliminary prospectus supplement, and, when available, the final prospectus supplement, as well as the accompanying base prospectus relating to this offering may be obtained from the company’s website, the SEC’s website or by contacting Aegis Capital Corp., Prospectus Department, 810 Seventh Avenue, 18th Floor, New York, NY, 10019, telephone: 212-813-1010 or email: prospectus@aegiscap.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, and there shall not be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Ascent Solar Technologies, Inc.

Ascent Solar Technologies, Inc. is a developer of thin-film photovoltaic modules using flexible substrate materials that can transform the way solar power generation integrates into everyday life. Ascent Solar modules, which were named one of TIME Magazine’s 50 best inventions for 2011, can be directly incorporated into standard building materials, commercial transportation, automotive solutions, space applications, consumer electronics for portable power and durable off-grid solutions. More information can be found at www.ascentsolar.com.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the Company’s actual operating results to be materially different from any historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe these risks and uncertainties, readers are urged to consider statements that contain terms such as “believes,” “belief,” “expects,” “expect,” “intends,” “intend,” “anticipate,” “anticipates,” “plans,” “plan,” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s filings with the Securities and Exchange Commission. Ascent Solar does not undertake any obligation to update publicly any forward-looking statements whether as a result of the receipt of new information, future events, or otherwise.

Contacts

Ascent Solar Technologies, Inc.

Investor Relations

Brion Tanous

CleanTech IR

Office: (310) 541-6824

Mobile: (424) 634-8592

btanous@cleantech-ir.com

or

ir@ascentsolar.com

(720) 872-5140